                                                                  Exhibit (j)(2)


[LETTERHEAD OF LAW OFFICES OF DECHERT PRICE & RHOADS]

                                February 26, 2002



ING GNMA Income Fund, Inc.
7337 East Doubletree Ranch Road
Scottsdale, Arizona  85258-2034

Re:  ING GNMA Income Fund, Inc.
     (File Nos. 002-48906 and 811-02401)

Dear Sirs:

         We hereby consent to all references to our firm in Post-Effective Amendment No. 41 to the Registration Statement of ING GNMA Income Fund, Inc. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.


                                    Very truly yours,


                                    /s/ Dechert